exhibit 99.1
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[EPICEPT CORPORATION LOGO]


CONTACTS
EPICEPT CORPORATION                             FOR INVESTORS:
Robert W. Cook                                  LIPPERT/HEILSHORN & ASSOCIATES
(914) 606-3500                                  Kim Sutton Golodetz
rcook@epicept.com                               (212) 838-3777
                                                kgolodetz@lhai.com, or
FOR MEDIA:                                      Bruce Voss
FEINSTEIN KEAN HEALTHCARE                       (310) 691-7100
Greg Kelley                                     bvoss@lhai.com
(617) 577-8110
gregory.kelley@fkhealth.com


                   EPICEPT ANNOUNCES RULE 10B5-1 TRADING PLANS
                 REPLACE EXPIRED PLANS INITIALLY ADOPTED IN 2006

TARRYTOWN, N.Y. - (AUGUST 24, 2007) - EpiCept Corporation (Nasdaq and OMX Nordic
Exchange: EPCT) announced today that on August 22, 2007 TVM III Limited Partnership ("TVM III"), TVM IV GmbH & Co. KG ("TVM IV") and Mr. John J. DiBello each entered into trading plans with Deutsche Bank Securities Inc. pursuant to Rule 10b5-1 of the Exchange Act of 1934. The Plans follow the recent expiration of similar plans that were adopted in June 2006.

Dr. Gert Caspritz, a director of the Company, is a General Partner and an Investment Manager in the healthcare and life sciences group of TVM Capital, which is the general partner of each of TVM III and TVM IV. In addition, Mr. John J. DiBello is an affiliate of the Company and a Partner of TVM Capital. Under these trading plans, the Company's stock price must reach a minimum of $4.00 per share before any of TVM III's, TVM IV's or Mr. DiBello's shares may be sold. Under these plans, each 10b5-1 plan shareholder has authorized the sale of up to the full amount of their holdings of EpiCept common stock.

Under the plans, the 10b5-1 shareholders may sell 25% of their individual holdings at a price range of $4.00 to $6.49 per share, 25% of their individual holdings at a price range of $6.50 to $8.99 per share, an additional 25% of their individual holdings at a price range of $9.00 to $11.49 per share, and the final 25% of their individual holdings at a price at or above $11.50 per share. Sales under the plans may begin on August 22, 2007, and the plans are scheduled to continue for 12 months from the date of inception.

The plans also provide that the shares are to be sold pro-rata as allowed pursuant to Rule 144 of the Securities Act of 1933. The common stock sales will occur from time to time in accordance with the trading plans and will be conducted under the direction of Deutsche Bank Securities Inc. TVM III, TVM IV and Mr. DiBello will report the sales as appropriate in filings with the Securities and Exchange Commission as required by law.

In order to maintain compliance with the rules of the OMX Nordic Stock Exchange (where, in addition to Nasdaq, the Company's securities are listed under the ticker symbol: EPCT), the plans provide that no trading shall take place during the 30-day period prior to the release of financial statements for the prior quarter, resulting in the following restricted periods: September 17, 2007 - November 16, 2007, December 18, 2007 - May 19, 2008, and June 17, 2008 - August 18, 2008; provided that the end of each restricted period shall be extended to the date of the actual public announcement of the Company's results or such later date as required by the OMX Nordic Exchange.

ABOUT EPICEPT CORPORATION
EpiCept is focused on unmet needs in the treatment of pain and cancer. EpiCept has a staged portfolio of pharmaceutical product candidates with several pain therapies in late-stage clinical trials, and a lead oncology compound (for acute myeloid leukemia, or AML) with demonstrated efficacy in a Phase III trial; a marketing authorization application for this compound has been submitted in Europe. EpiCept is based in Tarrytown, N.Y., and its research and development team in San Diego is pursuing a drug discovery program focused on novel approaches to apoptosis.

FORWARD-LOOKING STATEMENTS
This news release and any oral statements made with respect to the information contained in this news release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on EpiCept's current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risk that Ceplene will not receive regulatory approval or marketing authorization in the EU or that Ceplene, if approved, will not achieve significant commercial success, the risk that Myriad's development of Azixa will not be successful, the risk that Azixa will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myriad, the risk that the development of our other apoptosis product candidates will not be successful, the risk that our ASAP technology will not yield any successful product candidates, the risk that clinical trials for NP-1 will not be successful, that NP-1 will not receive regulatory approval or achieve significant commercial success, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that EpiCept will not obtain approval to market any of its product candidates, the risks associated with reliance on additional outside financing to meet its capital requirements, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; competition; litigation; risks associated with prior material weaknesses in our internal controls; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in EpiCept's periodic reports, including its reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in EpiCept's filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.


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